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                                                                 EXHIBIT 3.9

                          CERTIFICATE OF INCORPORATION

                                       OF

                              ERO INDUSTRIES, INC.

                                  ARTICLE ONE

       The name of the corporation is ERO Industries, Inc.

                                  ARTICLE TWO

       The address of the corporation's registered office in the State of Delaware is 229 South State Street, in the City of Dover, County of Kent 19901. The name of the corporation's registered agent at such address is The Prentice-Hall Corporation Systems, Inc.

                                 ARTICLE THREE

       The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE FOUR

       The total number of shares of stock which the corporation has authority to issue is 3,000,000 shares, all of which shall be Common Stock, $.01 par value.

                                  ARTICLE FIVE

       The corporation shall have perpetual existence.

                                  ARTICLE SIX

       In furtherance and not in limitation of the powers conferred by statue, the board of directors of the corporation is expressly authorized to make, alter or repeal the By-laws of the corporation.





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                                 ARTICLE SEVEN

       Meetings of stockholders may be held within or without the State of Delaware, as the By-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the By-laws of the corporation. Election of directors need not be by written ballot unless the By-laws of the corporation so provide.

                                 ARTICLE EIGHT

       To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter by amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal of modification.

                                  ARTICLE NINE

       The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                 ARTICLE TENTH

       The name and addresses of the incorporators are as follows:


       B.A. Pennington             110 West Tenth Street
                                   Wilmington, Delaware 19801

       W.J. Reif                   100 West Tenth Street
                                   Wilmington, Delaware 19801

       R.F. Andrews                100 West Tenth Street
                                   Wilmington, Delaware 19801





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